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                                                                   EXHIBIT 10.29


September 10, 1996

Mr. Sam Shanaman, Chief Operating Officer
Ms. Olga Conley, Vice President of Finance
DM Management Company
25 Recreation Park Drive, Suite 200
Hingham, MA.  02043

Dear Sam:

We are very pleased to advise you that Fleet National Bank (the Bank) has approved the following credit facilities for DM Management Company. The financing is subject to the following terms and conditions:


      BORROWER:

DM Management Company


      CREDIT FACILITIES:

(1) An eight million dollar ($8,000,000) Revolving Line of Credit (the line), which reduces to five million dollars ($5,000,000) during the months of May to November. Proceeds of the line will be used for general business purposes and for issuance of letters of credit. Maturity date for the line will be June 1, 1997 and it will be subject to renewal at the Bank's discretion. Interest payments will be made monthly in arrears.

(2) A four hundred thousand dollar ($400,000) Time Note to be repaid in two quarterly principal payments of $200,000 each. The first principal payment will be due September 30, 1996 and the second payment December 31, 1996. Interest payments will be due monthly in arrears. Proceeds will be used to repay current Fleet debt.

(3) A three million six hundred thousand dollar ($3,600,000) Term Loan. Proceeds will be used to repay current Fleet debt. Maturity date for the facility will be June 30, 2001. Interest payments will be monthly in arrears and quarterly principal payments of $200M will begin on March 31, 1997.


      PRICING:

(1) Interest rate for the line of credit will be Fleet Prime plus 1/2% or LIBOR plus 225 basis points (30-day, 60-day, 90-day or 180-day basis) for the first $5,000,000 of borrowings. Any direct borrowings in excess of $5,000,000 will be priced at Fleet Prime plus 1% or LIBOR plus 275 basis points. This facility will also have a 1/8 of 1% annual commitment fee.

(2) Interest rate for the $400,000 time note facility will be priced at Fleet Prime.

(3) Interest rate for the $3,600,000 term loan will be Fleet Prime, or LIBOR plus 200 basis points, or Cost of Funds plus 200 basis points.

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There will be no facility fees for either the time note or the term loan. In the event of prepayment, a prepayment fee may be charged for options other than Fleet Prime, if such prepayment results in a loss, cost or expense to the Bank.


      COLLATERAL:

The Bank will be secured at all times by a valid first lien on all corporate assets of DM Management, which will include, but not be limit to, accounts receivable, inventory, customer lists and a pledge on $4,000,000 of marketable securities held at the Bank. All facilities will be cross-collateralized and cross-defaulted.


      FINANCIAL COVENANT:

1) Minimum Liquid Assets (includes marketable securities held at the Bank as well as cash and other marketable securities owned by the Borrower) of $3,500,000. This covenant will be tested quarterly.

2) Minimum Debt Service Coverage of 1.25 to 1.0. This covenant will be tested on a rolling four quarter basis. Debt Service Coverage is defined as EBITDA minus unfinanced capital expenditures and dividends divided by the sum of interest expense plus current maturity of long-term debt for the four immediately preceding quarters.

3) Maximum Total Liabilities to Tangible Net Worth (TNW) of 3.75 to 1.0 at fiscal quarters ending September 30 and March 31, 4.0 to 1.0 for fiscal quarters ending December 31 and 3.5 to 1.0 for fiscal quarters ending June 30. TNW is defined as the sum of stockholder equity less any intangible assets as normally defined by GAAP.


      BORROWING BASE:

Aggregate outstanding loan balances (direct outstandings plus issued letters of credit) under the line will be limited to the aggregate of fifty percent (50%) of acceptable inventory plus fifty percent (50%) of letters of credit plus $1,000,000 (discounted value assigned customer list).


      APPLICABLE LAW:

The Commonwealth of Massachusetts


      FINANCIAL STATEMENTS:

Within one hundred and twenty (120) days of the close of each Fiscal year, DM Management Company shall furnish the Bank audited quality financial statements on a consolidated basis for the prior fiscal year. Within forty-five (45) days of each fiscal quarter and month end, DM management Company shall furnish the Bank its consolidated financial statements, to include necessary expense schedules breaking out such expenses as interest, depreciation, etc. Additionally, the Company will furnish the Bank monthly prepared borrowing base certificates along with supporting inventory reports within 15 days of each month end and quarterly covenant compliance certificates within 45 days of each quarter end.


      CONDITIONS PRECEDENT:

At least five days prior to the closing of the loans, Borrower shall furnish the Bank the following, which shall constitute conditions precedent to closing the loans, in addition to any other documents/opinions required:


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1) Appropriate authorizing resolutions together with opinion of Borrower's counsel that the Borrower is validly existing and in good standing under the laws of the jurisdiction of its incorporation, with adequate power to enter into the loans; that the loan documents when executed, shall create valid liens on all the security and shall be valid and binding obligations of the borrower enforceable according to their terms; that there is no pending or threatened litigation or any environmental litigation resulting from the borrower being out of compliance or in violation of environmental policy as it exists, that has not already been disclosed to the Bank; that the loan will not violate or be in conflict with or constitute a default under any obligations, guarantees, indebtedness, notes, bonds, indentures or other agreements to which the Borrower is a party. Borrower shall indemnify the Bank against the effects or consequences of any pollutants as imposed by the Department of Environmental Protection or any other regulatory body.

2) Legal opinion of Borrower's attorney as to the validity and capacity of Borrower, and signers to enter in to this transaction with the Bank.

3) Satisfactory review and approval by the Bank and its counsel of all pertinent loan documentation and requirements.

4) Such other covenants, terms, and conditions as are normal, customary, and reasonable for financing facilities of this type.


      SECONDARY FINANCING:

Without the prior written consent of the Bank, the Borrower may not, during the term of this financing arrangement, incur any additional indebtedness and/or pledge as security for other loans any collateral covered by the Bank's lien.


      MANAGEMENT AND OTHER CHANGES:

DM Management Company shall not make a material change in the Management or Capital Structure of the Borrower or in the manner in which the business of the Borrower is conducted without obtaining the Bank's consent, which consent shall not be unreasonably withheld. The Borrower shall not sell, lease, pledge, transfer or otherwise dispose of all or any of its operating assets (except in the ordinary course of its business) without obtaining the Bank's consent, which consent shall not be unreasonably withheld.


      TERMINATION:

Fleet National bank shall have no obligation to close the loans if: the Borrower shall have been adjudicated bankrupt, or trustee or receiver shall have been appointed for all, or a substantial portion of its property; the Borrower shall have filed a petition of bankruptcy or same has been filed against it; the Borrower shall have a material change in its financial condition or a change in collateral.


      EXPENSES:

This loan shall be made without cost to the Bank, except for normal and regular operation overhead ordinarily experienced by a lender. Borrower shall pay all cost both to itself and the Bank, including, but not limited to, attorney fees, whether or not this loan closes.


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      MODIFICATIONS:

This commitment may be amended only in writing, executed by Borrower and accepted by Fleet National Bank.


      ACCEPTANCE:

This commitment shall remain open for your acceptance until September 24, 1996 and shall be voidable by the Bank if written acceptance is not delivered to us by this date.


      CLOSING:

If this financing arrangement is not closed in full compliance with the terms and conditions of this commitment by October 24, 1996, the Bank may, at its option, terminate our obligations hereunder.

Sam, I trust that it is clear by our efforts that Fleet National Bank wants to maintain its strong relationship with DM Management Company. On a personal level, as your new relationship manager I look forward to working with you very much in the future.

Very Truly Yours,

Fleet National Bank

/s/ Luke G. Tsokanis
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By: Luke G. Tsokanis
Its: Vice President



Accepted and Agreed to this 13th day of September, 1996

DM Management Company, Inc.

/s/ Olga Conley
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By: Olga Conley
Its: Vice President of Finance